Exhibit 4.10



                             AMENDMENT NUMBER TWO
                                    TO THE
              RITE AID 401(k) DISTRIBUTION EMPLOYEES SAVINGS PLAN



            WHEREAS, Rite Aid Corporation ("Corporation") has the authority under the Rite Aid 401(k) Distribution Employees Savings Plan ("Plan") to amend the Plan in any respect at any time; and

            WHEREAS, the Plan was completely amended and restated effective January 1, 2001 and has since been amended; and

            WHEREAS, the Corporation now desires to amend the Plan, effective as of the date on which a Final Order (as defined in the Settlement Agreement) has been entered ("Amendment Effective Date"), to provide for certain special payments to the Plan, pursuant to the terms of the Settlement Agreement (hereinafter defined);

            NOW, THEREFORE, effective as of the Amendment Effective Date, the Plan is hereby amended as follows:

            1. A new Section 5.9 is added to Article V of the Plan, to read as follows:

                  "5.9 SETTLEMENT AGREEMENT CONTRIBUTIONS

                  Pursuant to the terms of the Settlement Agreement, and after the Effective Date of the Settlement Agreement, there shall be made, in addition to the contributions otherwise prescribed in this Article, a restorative payment to the Plan in the manner and the amounts described in this Section.

                  (a) Definitions: For the purpose of this Section:

                           (1) the term "Settlement Agreement" means the
                  Stipulation and Agreement of Settlement dated as of October 31, 2002, by and among State Street Bank and Trust Company; Robert Kolar, individually and as representative of the Plan and its participants and beneficiaries; Rite Aid Corporation; The Prudential Insurance Company of America and Prudential Securities, Inc.; and Frank Bergonzi, Thomas F. Foley, Richard Varmecky, Robert R. Souder, Dean Dell Antonia and Edwin E. Lilja;

                           (2) the term "Settlement Fund" means the separate
                  fund that has been established pursuant to the terms of the Settlement Agreement, and

                           (3) the term "Effective Date of the Settlement
                  Agreement" means the date as of which all preconditions to the effectiveness of the Settlement Agreement have been satisfied.

                  (b) There shall be transferred from the Settlement Fund a restorative payment to the Plan in such amount as is required under the Settlement Agreement. The amount so transferred shall be allocated among the Accounts (either existing or to be established) of all members of the Class (as defined in the Settlement Agreement) in accordance with the methodology prescribed therein. The allocations described in this Section 5.9 shall:

                           (1) for recordkeeping purposes, be commingled with
                  Salary Reduction Contributions;

                           (2) be fully and immediately vested; and

                           (3) until such date as the Class member makes an
                  effective and superseding election, be invested in accordance with the member's most recent investment election on file with the Plan on the date the restorative payment is received by the Plan, or, in the absence of such an election, be invested in such investment fund as is established under the Plan or under Plan procedures for any portion of the member's interest in the Plan for which he has failed to direct the investment in accordance with section 6.3."

         2. In all other respects, the provisions of the Plan shall remain in full force and effect.

            IN WITNESS WHEREOF, this Amendment to the Plan has been executed this 25th day of February, 2003.

                                                RITE AID CORPORATION



                                                By:  /s/ Keith W. Lovett
                                                    ------------------------
                                                Title:  Senior Vice President